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                                 EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-___) of Multex.com, Inc. pertaining to the Multex.com, Inc. 1999 Stock Option Plan, the BuzzCompany.com Inc. 1999 Stock Option Plan, and the special option grants to Messrs. Zor Gorelov, Christopher Feeney, Alan J. Cohn, Stephen L. Cohn, David Listman, Curtis Carmack and Edward Fargis of our report dated July 24, 2000, with respect to the financial statements of BuzzCompany.com Inc. included in the Multex.com, Inc. Current Report on Form 8-K/A dated
July 24, 2000, filed with the Securities and Exchange Commission.


                                      /s/ ERNST & YOUNG LLP
                                      ERNST & YOUNG LLP

New York, New York
September 8, 2000